                                                                  EXHIBIT 1.4

                                             [LOGO]
                                             HARTFORD LIFE


                           KENNNETH A. MCCULLUM, FSA, MAAA
                           Assistant Vice President
                           Individual Life Product Development


September 30, 1999


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.   20549


Dear Sir:

This opinion is furnished in connection with the Form S-6 Registration Statement under the Securities Act of 1933, as amended ("Securities Act"), of a certain flexible premium variable life insurance policy (the "Policy") that will be offered and sold by Hartford Life Insurance Company and certain units of interest to be issued in connection with the Policy.

The hypothetical illustrations of the Policy issued in the Form S-6 Registration Statement accurately reflect reasonable estimates of projected performance of the Policy under the stipulated rates of investment return, the contractual expense deductions and guaranteed cost-of-insurance rates, and utilizing a reasonable estimation for expected fund operating expenses.

I hereby consent to the use of this opinion as an exhibit to the Form S-6 Registration Statement and to the reference to my name under the heading "Experts" in the Statement of Additional Information included as part of such Form S-6 Registration Statement.

Very truly yours,


/s/Kenneth A. McCullum


Kenneth A. McCullum, FSA, MAAA
Director Individual Life
Product Development